EXHIBIT 99.1

Inuvo Reports Fourth Quarter and Full Year 2025 Results

Company Advances Strategic Transition, Expands IntentKey®, and Provides 2026 Outlook

Management to host conference call at 4:15 PM ET, Thursday, March 5, 2026

LITTLE ROCK, AR, March 5, 2026 – Inuvo, Inc. (NYSE American: INUV), a leader in artificial intelligence-driven advertising technology, today announced financial results for the fourth quarter and full year ended December 31, 2025.

Key Developments in 2025

•

Strategic Platform Reset: Reduced participation in certain lower-quality Platform activity in order to drive more sustainable, compliant revenue streams, strengthen margins and increase long-term business stability.

•	Operating Discipline: Streamlined operations and aligned spending with core AI and Platform strategy.

•	IntentKey Product Expansion: Expanded IntentKey AI capabilities by introducing IntentPath, which helps advertisers better understand how audiences move from awareness to conversion.

•	Strengthening Enterprise Relationships: Added 83 new clients and continued building deeper partnerships with Agencies and Brands seeking privacy-forward advertising solutions.

•

Leadership Transition to Support Next Phase of Growth: Appointed Rob Buchner as Chief Operating Officer in October 2025, then as Chairman and Chief Executive Officer in January 2026, to lead Inuvo in its next phase of strategic growth.

“The programmatic media landscape is undergoing sweeping transformation, and we are positioning the Company to thrive as we navigate through the new agentic era of AI,” said Rob Buchner, Chairman and Chief Executive Officer. “To that end, 2025 was a pivotal year as the company executed a deliberate strategic transition toward sustainable and compliance-aligned growth. While this will constrain near-term revenue and margins, it is believed that our disciplined decision-making around Platform mix and client requirements will reinforce the long-term stability of our business and ultimately deliver greater shareholder value.”

Mr. Buchner continued:

“The company enters 2026 with greater confidence, a refined focus on high-value Agency and Brand partnerships, and continued differentiation through our IntentKey AI technology. Our organization is better positioned to capture demand from evolved marketers seeking intelligent, privacy-forward solutions that deliver outsized returns.”

Financial Results for the Fourth Quarter and Full Year 2025

Net revenue for the fourth quarter of 2025 was $14.3 million, down from $26.2 million for the same period in 2024, driven by the aforementioned strategic Platform reset, which primarily impacted the fourth quarter. Net revenue for the full year 2025 increased to $86.2 million from $83.8 million in 2024, reflecting growth in the first nine months of the year from both Platform and Agencies and Brands. Full year revenue was impacted by the fourth quarter strategic reset, which impacted Platforms.

Gross profit declined year-over-year for both the fourth quarter and full year 2025, driven by the fourth quarter strategic Platform reset. Gross profit margins for the fourth quarter and full year ended December 31, 2025, were 66.4% and 74.5%, respectively, compared to 83.1% and 85.6%, respectively, for the same periods last year. The decrease in gross margin primarily reflected a change in revenue mix within our Platform products.

Operating expenses for the fourth quarter of 2025 decreased 50.2% to $10.7 million, compared to $21.5 million for the same period last year. For the full year 2025, operating expenses totaled $70.9 million, compared to $77.3 million in 2024, a decrease of 8%. These lower operating expenses were primarily the result of a decrease in marketing costs driven by a decline in revenue from our largest client in the second half of 2025.

Other income for the full year 2025 was $1.9 million reflecting $1.1 million of IRS refunds received in the first and second quarters and approximately a $700 thousand refund in the fourth quarter from a partner relating to a prior period.

Net loss for the fourth quarter of 2025 was $0.6 million, or $0.04 per basic and diluted share, compared to net income of $0.1 million, or $0.01 per basic and diluted share, for the same period last year. Net loss for the full year ended December 31, 2025, totaled $5.1 million, or $0.35 per basic and diluted share, compared to net loss of $5.8 million, or $0.41 per basic and diluted share, for the same period last year. For the full year 2025, adjusted EBITDA was a loss of $1.2 million compared to a loss of $0.8 million for the same period last year.

Liquidity and Capital Resources

As of December 31, 2025, the Company had $2.8 million in cash and cash equivalents and $6.7 million in availability under its working capital facility.

In January 2026, the Company added to its liquidity from the issuance of a $3.3 million convertible note and proceeds of $6.2 million from a class action settlement. The additional capital supports ongoing operations during the strategic Platform reset.

The Company believes its capital resources and borrowing capacity provide adequate liquidity to support current operations and growth initiatives.

2026 Outlook

In 2026, Inuvo is executing on four strategic pillars, intended to drive significant revenue growth and a stronger, more resilient, compounding business:

•	Go-to-market focus — Inuvo is driving to secure more upstream, brand-direct engagements and partnerships utilizing aligned deal teams.

•	Raising IntentKey’s industry profile – Inuvo intends to drive growth in its IntentKey products through intentional elevation of the brand.

•	Continued product innovation – Inuvo is driving advancement of its suite of products to both deepen budget commitments and expand its addressable market.

•	High-margin growth – Inuvo is focused on driving platform-led, higher margin revenues into the business as it drives to strengthen the company’s financial resilience.

Conference Call Details:

The Company will host the fourth quarter results call scheduled for today at 4:15 p.m. Eastern Time.

Date: Thursday, March 5, 2026

Time: 4:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1-646-307-1865

Conference ID: 1145199

Webcast Link: HERE

A telephone replay will be available through Thursday, March 19, 2026. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 1145199 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a disruptive AI specifically designed for modeling media audiences. IntentKey® AI is a patented technology capable of identifying customer engagement based on real-time media consumption. Our models refresh every 5 minutes and know, with precision, why prospects are interested in a product or brand, in turn, predicting purchase intent 24 hours before legacy programmatic systems can respond to buying signals. Inuvo's language-based AI does not rely on consumer IDs, keeping Inuvo on the vanguard of consumer data privacy. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed on March 5, 2026, and our other filings with the SEC. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Investor Contact:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

(Tables follow)

	December 31	December 31
	2025	2024
Assets

Cash and cash equivalent	$2,839,921	$2,459,245
Accounts receivable, net	5,887,884	12,545,771
Prepaid expenses and other current assets	489,790	639,805
Total current assets	9,217,595	15,644,821

Property and equipment, net	1,629,561	1,792,903

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	3,425,375	3,897,875
Other assets	741,977	1,006,990

Total assets	$24,867,850	$32,195,931

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$7,090,784	$8,422,351
Accrued expenses and other current liabilities	3,914,067	9,463,537
Outstanding borrowings under Financing Agreement	3,288,100	0
Total current liabilities	14,292,951	17,885,888

Long-term liabilities	551,883	835,271

Total stockholders' equity	10,023,016	13,474,772
Total liabilities and stockholders' equity	$24,867,850	$32,195,931

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2025	2024	2025	2024
Net revenue	$14,259,368	$26,189,924	$86,209,305	$83,793,859
Cost of revenue	4,795,244	4,433,905	21,995,153	12,033,777
Gross profit	9,464,124	21,756,019	64,214,152	71,760,082
Operating expenses:
Marketing costs	6,863,704	17,122,706	51,890,162	59,663,061
Compensation	2,140,898	2,703,309	12,086,350	12,065,783
General and administrative	1,672,519	1,709,887	6,933,684	5,545,049
Total operating expenses	10,677,121	21,535,902	70,910,196	77,273,893
Operating loss	(1,212,997)	220,117	(6,696,044)	(5,513,811)
Interest expense, net	100,625	102,910	259,884	266,772
Other income	722,429	26,812	1,871,115	26,812
Income tax expense	2,677	2,678	10,705	8,030
Net loss	(593,870)	141,341	(5,095,518)	(5,761,801)

Net loss per share, basic and diluted	$(0.04)	$0.01	$(0.35)	$(0.41)
Weighted average shares outstanding:
Basic	14,625,931	14,049,419	14,477,871	13,996,837
Diluted	14,625,931	14,049,419	14,477,871	13,996,837

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2025	2024	2025	2024
Net loss	(593,870)	141,341	$(5,095,518)	$(5,761,801)
Interest expense, net	100,625	102,910	259,884	266,772
Income tax expense	2,677	2,678	10,705	8,030
Depreciation and amortization	548,993	570,020	2,234,749	2,569,533
EBITDA	58,425	816,949	(2,590,180)	(2,917,466)
Stock-based compensation	301,886	413,911	1,144,773	1,501,444
Non recurring items:
Employment Separation Agreement			150,000
Impairment and amortization of referral and support services agreement advance				600,000
Adjusted EBITDA	360,311	1,230,860	(1,295,407)	(816,022)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net loss plus (i) interest expense, (ii) income tax expense, (iii) depreciation, and (iv) amortization. We further define Adjusted EBITDA as EBITDA plus (v) stock-based compensation and (vi) certain identified expenses that are not expected to recur or be representative of future ongoing operations of the business. These adjustments are itemized above. We use EBITDA and Adjusted EBITDA internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our operational performance. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.